Exhibit 10.143

AIR RIGHTS LEASE AGREEMENT

Between

ST. MARY’S HEALTH SYSTEM, INC.,

as Landlord,

and

JEFFERSON EQUITY PARTNERS, LLC

as Tenant

March 27, 2003

i

ARTICLE IX MAINTENANCE; REPAIRS		19
9.1	Maintenance	19
9.2	Maintenance in Support Area	19
9.3	Landlord’s Responsibility With Regard to Repairs, Official Requirements, etc.	20

ARTICLE X ASSIGNMENT; SUBLETTING		21
10.1	Tenant’s Right to Assign Lease; Landlord’s Right of First Refusal	21
10.2	Tenant’s Right to Sublease; Landlord’s Right of First Refusal	21
10.3	Rights of Subtenants	22

ARTICLE XI LIENS; ENCUMBRANCES		22
11.1	Encumbering Title	22
11.2	Tenant’s Right to Obtain Financing	22
11.3	Limitations on Financing	23
11.4	Rights of Leasehold Mortgagee	23
11.5	New Lease with Leasehold Mortgagee Upon Termination	24
11.6	Liability of Leasehold Mortgagee	25
11.7	Liens; Right to Contest	25

ARTICLE XII UTILITIES		25
12.1	Utilities	25

ARTICLE XIII REIMBURSEMENT FOR USE OF OTHERS FACILITIES		25
13.1	Reimbursement for Use of Landlord’s Facility	25
13.2	Reimbursement for Use of Tenant’s Facility	26

ARTICLE XIV INDEMNITY; WAIVER		26
14.1	Tenant’s Indemnification Obligation	26
14.2	Landlord’s Indemnification Obligation	27
14.3	Waiver of Certain Claims	27

ARTICLE XV RIGHTS RESERVED TO LANDLORD		27
15.1	Rights Reserved to Landlord	27

ARTICLE XVI QUIET ENJOYMENT		28
16.1	Quiet Enjoyment	28

ARTICLE XVII SURRENDER		28
17.1	Surrender	28
17.2	Removal of Tenant’s Property	28
17.3	Holding Over	28

ARTICLE XVIII DEFAULT; REMEDIES		29
18.1	Default	29
18.2	Remedies Cumulative	31
18.3	No Waiver	31
18.4	Attorneys’ Fees	31

ii

ARTICLE XIX MISCELLANEOUS		31
19.1	Fee Mortgage	31
19.2	Estoppel Certificates	31
19.3	Landlord’s Right to Cure	32
19.4	Value Calculations	32
19.5	Amendments	32
19.6	Notices	32
19.7	Short Form Lease	33
19.8	Time of Essence	33
19.9	Relationship of Parties	33
19.10	Captions	34
19.11	Severability	34
19.12	Applicable Law	34
19.13	Covenants Binding on Successors	34
19.14	Brokerage	34
19.15	Landlord Means Owner	34

iii

AIR RIGHTS LEASE AGREEMENT

THIS AIR RIGHTS LEASE AGREEMENT (this “Lease”) is made as of the 27th day of March, 2003, by and between ST. MARY’S HEALTH SYSTEM, INC., a Tennessee nonprofit corporation, (“Landlord”), and JEFFERSON EQUITY PARTNERS, LLC, a Tennessee limited liability company (“Tenant”), who hereby mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definition of Terms.

In addition to the words and terms elsewhere defined in this Lease Agreement, the following words and terms as used herein, whether or not the words have initial capitals, shall have the following meanings, unless the context or use indicates another or different meaning or intent, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined:

(a) “Air Space Parcel” means that certain volume of air space within which Tenant’s Facility is to be constructed, said volume of air space being described in Exhibit A hereto annexed, and by this reference made a part of this Lease Agreement as fully as though copied herein.

(b) “Building” means the entire structure combining Landlord’s Facility and Tenant’s Facility.

(c) “Commencement Date” shall have the meaning assigned to such term in Section 2.2.

(d) “Condemnation” means the taking of title to, or the use of, Property under the exercise of the power of eminent domain by any governmental entity or any other Person acting under Governmental Authority.

(e) “Development Agreement” means the agreement between Landlord and Tenant concerning the construction of Tenant’s Facility.

(f) “Directives” means the Ethical and Religious Directives for Catholic Health Care Services promulgated by the National Conference of Catholic Bishops for use in the Diocese of Knoxville, as they may be amended from time to time.

(g) “Elevator Overrun Room Easement” means the easement described in Section 3.5 herein.

(h) “Elevator Shaft Easements” means those easements described in Section 3.1 herein.

(i) “Expansion Space” means all air space located directly above the Air Space Parcel extending upwards without limitation.

(j) “Fire Stair Easements” means the easements described in Section 3.4 herein.

(k) “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

(l) “Governmental Charges” means all water and sewer rents, rates and charges and other Governmental Charges, impositions and assessments which may be charged, imposed or assessed on the Air Space Parcel and Tenant’s Facility, other than real estate taxes.

(m) “Land” means the real estate and interest in real estate described in Exhibit A hereto annexed, and by this reference made a part of this Lease Agreement as fully as though copied herein.

(n) “Landlord” means St. Mary’s Health System, Inc., a Tennessee nonprofit corporation, and its successors and assigns, as lessor of the Air Space Parcel.

(o) “Landlord’s Facility” means that certain two (2) story hospital facility, known as C-Wing, owned by Landlord which shall include the entrances, exits and passageways, roads, stairs, elevator shafts, an elevator overrun room located in Tenant’s Facility, and any other improvements to be used for the passage of persons, materials and vehicles from and through Landlord’s Facility to Tenant’s Facility, or vice versa.

(p) “Lease Agreement” or “Lease” means this Air Rights Lease Agreement between Landlord and Tenant with respect to the Air Space Parcel, as from time to time amended or supplemented in accordance with the provisions hereof.

(q) “Lease Term” means the duration of the leasehold estate created by the Lease Agreement.

(r) “Leasehold Mortgagee” means the holder or holders of any deed of trust created by Tenant that shall encumber the Air Space Parcel.

(s) “Lien” means any interest in any Property securing an obligation owed to a Person, whether such interest is based on the common law, statute, or contract, and including, but not limited to, the security interest arising from a mortgage, encumbrance, pledge, conditional sale, trust receipt, lease, consignment, or bailment for security purposes. The term “Lien” includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other similar title exceptions, and encumbrances, including but not limited to, mechanics’, materialmen’s, warehousemen’s, carriers’, and other similar encumbrances affecting real property.

(t) “Maintenance Agreement” means that certain Maintenance Agreement of even date herewith between Landlord and Tenant pertaining to the provisions of maintenance services in the Tenant’s Facility.

(u) “Person” means an individual, partnership, corporation, trust, or unincorporated organization, and a government or agency or political subdivision thereof.

(v) “Plans and Specifications” means, the plans and specifications for construction of Landlord’s Facility dated November 24, 1993, prepared by George Armour Ewart and the plans and specifications for construction of Tenant’s Facility dated May 28, 2001, prepared by George Armour Ewart.

(w) “Property” means any interest in any kind of property or assets, whether real, personal, or mixed, or tangible or intangible.

(x) “Real Estate Taxes” shall mean taxes of every kind and nature (including real, ad valorem and personal property, income, franchise, withholding, profits and gross receipts taxes), all charges and/or taxes for any easement or agreement maintained for the benefit of any of the Land and/or the Building, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and other utility charges, all ground rents, and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed, during the Term, against Landlord, Tenant, or any of the Land and/or the Building as a result of or arising in respect of the ownership, occupancy, leasing, use, maintenance, operation, management, repair or possession of the Land or the Building, or any activity conducted on the Land or the Building; provided, however, that the term “Real Estate Taxes” shall not include any income taxes imposed against Landlord or against the Rent or other sums payable to Landlord under this Lease under any current or future laws of the United States, the State of Tennessee, or any political subdivision or taxing authority thereof, any estate, inheritance, gift, capital gains, or other tax ever imposed on Landlord, any sales, excise, use, or similar taxes payable by Landlord, any corporate franchise, excise or similar tax or fee payable by Landlord, or any other tax or charge payable by Landlord unless such tax or taxes are a substitute for current Real Estate Taxes and otherwise fully comply with this definition.

(y) “Rent Commencement Date” means the date on which the first Subtenant takes possession of space in Tenant’s Facility pursuant to a Space Lease.

(z) “Space Lease” means a lease of Tenant Space to a Subtenant.

(aa) “Subtenant” means the lessee of Tenant Space in the Tenant’s Facility.

(bb) “Support Area” means that portion of the Building where Landlord’s Facility terminates and Tenant’s Facility begins.

(cc) “Support Easement” means the easement described in Section 3.3 herein.

(dd) “Tenant” means Jefferson Equity Partners, LLC, a Tennessee limited liability company as Tenant under this Lease and its successors and assigns.

(ee) “Tenant’s Contractor” means the general contractor employed by Tenant to complete Tenant’s Facility or any remodeling or permitted alterations or restoration of Tenant’s Facility.

(ff) Tenant’s Engineer” means any engineer employed by tenant in connection with the construction, remodeling, permitted alterations or restoration of Tenant’s Facility.

(gg) “Tenant’s Facility” means that certain two (2) story structure that shall be constructed upon and as an extension of Landlord’s Facility. In the event Tenant expands its Facility, such Facility as expanded shall be referred to as “Tenant’s Facility.”

(hh) “Tenant Space” means the portion of the Tenant’s Facility leased by Tenant to a Subtenant pursuant to a Space Lease.

(ii) “Tenant’s Work” means the work and construction described in the Plans and Specifications.

(jj) “Utility Easement” means the easement described in Section 3.2 herein.

(kk) “Utility Services Agreement” means that certain Utility Services Agreement of even date herewith between Landlord and Tenant pertaining to the provisions of utility service to the Tenant’s Facility.

1.2 References to Lease Agreement.

The words “hereof,” “herein”, “hereunder” and other words of similar import refer to this Lease Agreement as a whole.

ARTICLE II

GRANT AND TERM

2.1 Grant.

For and in consideration of the agreement of Tenant to pay Rent (as hereinafter defined) and other sums herein provided and to perform the terms, covenants and conditions herein contained, the full performance and observance of which are hereby agreed to by Tenant, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Air Space Parcel. Landlord and Tenant enter into this Lease for the purpose of allowing Tenant to construct the Tenant’s Facility over Landlord’s Facility and within the Air Space Parcel in accordance with the terms of the Development Agreement between Landlord and Tenant as of the date hereof.

2.2 Term.

The term of this Lease shall commence on the date hereof (the “Commencement Date”), and shall continue in effect for a term of fifty (50) years (the “Initial Term”), unless sooner terminated as provided herein. Tenant shall have five (5) consecutive options to renew and extend the term of this Lease upon the same terms and conditions contained herein for five (5) consecutive periods of five (5) years each (each a “Renewal Term” and collectively, the

“Renewal Terms”), provided that no default exists at the time of exercise of any such option, unless Landlord waives such default. Such options shall be exercised by written notice from Tenant to Landlord received by Landlord not less than one hundred eighty (180) days prior to the expiration of the Initial Term or the current Renewal Term, as applicable. As used herein, the term “Lease Year” means a period of twelve (12) consecutive calendar months beginning on the Commencement Date, and the term shall mean the period from the Commencement Date through the Expiration Date, as the same may be extended, as aforesaid.

ARTICLE III

EASEMENTS

3.1 Elevator Shaft Easements.

Landlord hereby grants, conveys and encumbers Landlord’s Facility and the Land with a vertical perpetual non-exclusive easement for construction, installation, maintenance, repair, replacement and use of elevator shafts for the use and benefit of Tenant’s Facility and the Air Space Parcel as described in Exhibit B attached hereto.

3.2 Utility Easements.

Landlord hereby grants, conveys and encumbers Landlord’s Facility and the Land with perpetual non-exclusive easements for passage, construction, installation, maintenance, repair, replacement and use of utility lines, pipes, wires, conduits, flues, ducts, lines and other equipment including without limitation, electricity, gas, water, communications, sewer and storm drainage from the surrounding public thoroughfares to Tenant’s Facility and the Air Space Parcel as described in Exhibit C attached hereto.

3.3 Support Easement.

Landlord hereby grants, conveys and encumbers all load-bearing portions of Landlord’s Facility and the Land with a perpetual easement for the physical support of and stability of Tenant’s Facility.

3.4 Fire Stair Easements.

Landlord hereby grants, conveys and encumbers Landlord’s Facility and the Land with vertical perpetual non-exclusive easements which shall contain fire stairs to serve Tenant’s Facility and Landlord’s Facility, as described in Exhibit D. Tenant understands and agrees that said easement is a non-exclusive easement and will be used by Landlord and Tenant.

3.5 Elevator Shaft Overrun Rooms.

Tenant hereby grants, conveys and encumbers Tenant’s Facility with vertical perpetual non-exclusive easements for location of elevator shaft overrun rooms for the elevators serving Landlord’s Facility, as described in Exhibit E. Landlord shall have a perpetual non-exclusive easement for ingress and egress through Tenant’s Facility for access to the elevator shaft overrun rooms.

3.6 Easements Run With the Land.

All easements described in this Article III shall be perpetual and for the use and benefit of the Tenant’s Facility, Landlord’s Facility, the Land and Air Space Parcel as the case may be. All obligations imposed upon Landlord and Tenant, their successors and assigns, and all future owners of all or any portion of the property encumbered or benefited hereby shall run with the land.

3.7 No Rights Created in the General Public.

The easements and rights and privileges pertaining thereto are created for the owner of Tenant’s Facility, the Owner of Landlord’s Facility and the use and benefit of the Air Space Parcel and (except as otherwise provided herein) its agents, business guests and invitees. No rights or privileges are intended to be created or established for the benefit of the general public.

ARTICLE IV

PURPOSE

4.1 Purpose.

The Air Space Parcel shall be used for the construction and operation of Tenant’s Facility, and for no other purposes.

4.2 Compliance; Restrictions.

(a) Tenant shall not use or occupy the Air Space Parcel or the Tenant’s Facility, or permit the Air Space Parcel or the Tenant’s Facility to be used or occupied: (i) contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto; (ii) in any manner which would violate any certificate of occupancy affecting the Building; (iii) which would cause structural injury to the improvements of the Building; (iv) cause the value or usefulness of the Building, or any part thereof, to diminish; or (v) which would constitute a public or private nuisance or waste.

(b) Neither Tenant nor any Subtenant shall, nor shall they permit anyone else to, engage in any activities in the Tenant’s Facility (i) in a manner that violates conflicts with or is objectionable under the Directives or (ii) to provide diagnostic or ancillary services in Tenant’s Facility which duplicate or compete with such services provided by Landlord without the prior written consent of Landlord, except for diagnostic or ancillary services routinely provided in the past to patients of any Subtenant by physicians or other health care professionals employed by or associated with any Subtenant. In the event that the Tenant’s Facility is used in contravention of the foregoing, Landlord shall be entitled to exercise all rights available to it to compel compliance with such Directives, including specific performance and injunctive relief to enforce the terms and provisions of this Lease or any Space Lease. Landlord acknowledges and agrees that in the event of a prohibited use of space in the Tenant’s Facility, Landlord shall have the right to terminate this Lease only for (i) Tenant’s direct violation of the Directives, or (ii) Tenant’s failure to enforce the Directives against a Subtenant after thirty (30) days’ written notice of such Subtenant’s violation. This provision shall not prohibit Landlord from terminating any Space Lease for any violation of this section.

(c) Neither Tenant and nor any Subtenant shall (i) use the Tenant’s Facility or any improvements now or hereafter constructed thereon for the treatment, storage, disposal, burial, or placement of any “hazardous substance,” as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may now or hereafter be amended (“CERCLA”), pollutants, contaminants or any other substance, the treatment, storage, disposal, burial or placement of which is regulated under any state, federal or local statute, law, rule, regulation or ordinance, except to the extent that such are generally used in offices or are reasonably required in the normal practice of any Subtenant’s medical specialty, and then only to the extent permitted by, and in strict compliance with, applicable law, or (ii) release, as that term is defined in Section 101(22) of CERCLA, or permit the release of any hazardous substance, pollutants, contaminants or other substances regulated under applicable federal, state or local statute, rule, regulation or ordinance onto the Tenant’s Facility or into the subsurface thereof or into any surface or ground waters unless said use or release is in compliance with all applicable statutes, laws, rules, regulations and ordinances or pursuant to a valid and current permit or permits from all governmental authorities having jurisdiction over the Tenant, the Tenant’s Facility or the use and occupancy of the Tenant’s Facility by Tenant and the Subtenants.

4.3 Prohibited Use.

If the use of the Tenant’s Facility by Tenant or any Subtenant, through no act or fault of Tenant or such Subtenant should at any time during the Term be prohibited by law, ordinance or other governmental regulation, or prevented by injunction, this Lease shall remain in full force and effect, notwithstanding the passage of such law, ordinance, governmental regulation or injunction; provided, however, that in the event that the uses set forth in Section 4.1 are prohibited as aforesaid, Tenant shall have the right to use the Tenant’s Facility for any other lawful purpose not inconsistent with the provisions of Section 4.2 above.

ARTICLE V

RENT

5.1 Rent.

Tenant shall pay to Landlord at 900 E. Oak Hill Avenue, Knoxville, Tennessee 37917, Attention: Chief Financial Officer, or to such other person or at such other place as Landlord may from time to time designate in writing, annual rent of Eleven Thousand Dollars ($11,000) per Lease Year (the “Annual Rent”), to be paid in twelve (12) equal monthly installments of Nine Hundred Sixteen Dollars and 67/100 ($916.67) in advance on or before the first (1st) day of each and every calendar month during the Term, commencing on the Rent Commencement Date, without deduction, demand or billing whatsoever, except that if the Term ends on other than the last day of a calendar year, Annual Rent for such month shall be prorated on a per diem basis. The Annual Rent shall be increased on the fifth (5th) anniversary of the Rent Commencement Date (the “Initial Adjustment Date”) and on each successive five (5) year anniversary of such date thereafter during the Term of this Agreement (each such anniversary is hereinafter referred to as an “Adjustment Date”), including any extensions thereof, by an amount equal to the Annual Rent immediately preceding the Adjustment Date multiplied by a fraction, the numerator of which shall be the index number (“Index Number”) indicated on the Consumer Price Index for

Wage Earners and Clerical Workers (“CPI-W”) (1982-1984-100) (revised) issued by the Bureau of Labor Statistics of the United States Department of Labor, under the United States index column, for the month and year in the year of the Adjustment Date, and the denominator of which shall be the Index Number for the month and year of the immediately preceding Adjustment Date. If there shall be no “CPI-W” at the time of any Adjustment Date, the most comparable substitute index shall be utilized. In no event shall Annual Rent decrease. Landlord shall notify Tenant in writing of the amount by which the Annual Rent for the applicable Lease Year shall increase, if at all, as of the applicable Adjustment Date (the “Increase Notice”). On or before the first day of the next calendar month following Tenant’s receipt of the Increase Notice, Tenant agrees to pay to Landlord any deficiency in Annual Rent paid to Landlord prior to Tenant’s receipt of the Increase Notice retroactively to the applicable Adjustment Date. Such Annual Rent, as adjusted in accordance with this Section 5.1 is hereinafter referred to herein as the “Rent.”

5.2 No Setoff.

All rents shall be paid to Landlord without demand at the offices of Landlord specified herein, or at such other address as Landlord may from time to time designate to Tenant by notice in the manner hereinafter provided.

5.3 Net Lease.

Except as may otherwise be specifically provided in this Lease or by other written agreement by the parties, it is the intention of Landlord and Tenant that the rent herein specified shall be completely net to Landlord in each year during the term of this Lease. All taxes, charges, costs and expenses which Tenant is required to pay under this Lease, together with all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts, and all damages, costs and expenses which Landlord may incur by reason of any default of Tenant or failure on Tenant’s part to comply with the term of this Lease, shall be deemed to be additional rent hereunder (hereinafter called “Additional Rent”), and, in the event of nonpayment by Tenant, Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of the above specified Base Annual Rent. This Lease shall be liberally construed in favor of Landlord to give effect to the above intention of the parties that this shall be an absolutely net lease. Notwithstanding the foregoing, Landlord and Tenant intend to execute various other agreements concerning the Building, including a Development Agreement, a Services Agreement, a Utility Services Agreement, a Maintenance Agreement and other agreements necessary for the construction and development of Tenant’s Facility in accordance with the Development Agreement.

5.4 Interest on Late Payments.

Each and every installment of Rent and each and every payment of other charges hereunder which shall not be paid when due and which shall remain unpaid for five (5) days following written notice to Tenant, shall bear interest at the lesser of (i) the highest rate then payable by Tenant in the State of Tennessee, or (ii) the rate of one and one-half percent (1.5%) per month. Interest shall accrue from the date when the payment or other charge is due under the terms of this Lease until the same shall be paid.

ARTICLE VI

IMPOSITIONS

6.1 Payment of Real Estate Taxes.

(a) Tenant will pay or cause to be paid all Real Estate Taxes assessed against Tenant’s Facility during the Lease Term. If the Commencement Date occurs or the Lease Term expires or otherwise terminates at any time other than the beginning or end of a taxable year, Tenant’s obligation to pay Real Estate Taxes shall be prorated on the basis of a 365 day year, so as to include only that portion of the taxable year which is a part of the Lease Term. Within fifteen (15) days after Landlord receives any Real Estate Tax bill, or other statements or notices with respect to such Real Estate Taxes, Landlord will deliver a copy of the same to Tenant. Promptly after payment of the Real Estate Taxes or portion thereof, Tenant will deliver to Landlord copies of the receipted bills or such other evidence of the payment thereof as Landlord may reasonably request. The provisions of this Section 6.1 are subject to the Tenant’s right to contest taxes as set forth in Section 6.3 hereof. If any assessments of Real Estate Taxes are permitted to be paid (by the assessing and collecting authorities) in installments, Tenant may elect to do so in the smallest of such installments legally permissible.

(b) If Tenant’s Facility is not separately assessed, upon request of Tenant, Landlord shall use its best efforts to cause the Real Estate Taxes on Tenant’s Facility to be assessed and billed to Tenant separately from any adjoining properties; provided, however, that upon written notice to Landlord, Tenant shall have the right (but not the obligation) to cause such separate assessment and billing.

If the Real Estate Taxes on Tenants Facility are separately assessed and billed to Tenant, Tenant shall furnish to Landlord evidence of the payment thereof within ten (10) days after the date on which said Real Estate Taxes would become delinquent. Such evidence shall be sent to each place designated in this Lease for the giving of notices to Landlord.

In the event any Real Estate Taxes on Tenant’s Facility are separately assessed but are billed to Landlord, Tenant shall pay the same to the appropriate taxing authority, on the later of (i) within ten (10) days after receipt of a bill therefor from Landlord, or (ii) the date on which said Real Estate Taxes would become delinquent.

In the event any Real Estate Taxes on Tenant’s Facility are not separately assessed but are assessed together with any taxes and assessments on a larger parcel which includes Tenant’s Facility, Tenant shall pay to Landlord the Real Estate Taxes on Tenant’s Facility as levied or assessed by the applicable taxing authority, which shall be determined by reference to the records of said taxing authority, including, without limitation, the work sheets and documents compiled by such taxing authority or the applicable assessor’s office. In the event it is not possible to determine the Real Estate Taxes applicable to Tenant’s Facility by reference to the foregoing records, Tenant shall pay to Landlord its proportionate share of such Real Estate Taxes on the larger parcel, which share shall be calculated as follows:

(i) As to any Real Estate Taxes on the Land, Tenant’s share shall be a fractional portion of the taxes and/or assessments assessed against the tax parcel that includes the Land, the numerator of which shall be number of square feet of Land and the denominator of which shall be twice the number of square feet of land included within the tax parcel.

(ii) As to any Real Estate Taxes on the Building, Tenant’s share shall be a fractional portion of the taxes and/or assessments assessed against the Building, the numerator of which shall be the appraised value of Tenant’s Facility and the denominator of which shall be the total appraised value of the Building, as determined by an appraiser jointly selected by Landlord and Tenant.

In such event (A) the Real Estate Taxes shall be paid by Tenant to Landlord on or before the later of (i) ten (10) days after receipt of a bill therefor from Landlord, or (ii) the date on which said Real Estate Taxes would become delinquent, and (B) Landlord shall pay the Real Estate Taxes and taxes and assessments on the Land and the Building on or before the date any such taxes and assessments would become delinquent. If said Real Estate Taxes are not paid by Tenant on or before such due date, Tenant shall pay to Landlord together with such taxes an amount equal to interest on such Real Estate Taxes from the due date until paid at the interest rate assessed by the taxing authority for delinquent taxes.

6.2 Indemnity for Real Estate Taxes.

So long as Tenant’s Facility is a separately assessed tax parcel, Tenant will not permit any lien or judgment for Real Estate Taxes to be enforced against Tenant’s Facility. Tenant agrees to indemnify and save Landlord harmless from the payment of Real Estate Taxes and any loss, cost, expense (including court costs and reasonable attorneys’ fees), or liability ever incurred or suffered by Landlord as a result of Tenant’s failure to pay the Real Estate Taxes or any portion thereof in accordance with the provisions hereof.

6.3 Tenant’s Right to Contest.

Tenant may in good faith and at its sole cost and expense (in its own name or in the name of Landlord, or both, as Tenant may determine appropriate) contest the validity or amount of (a) the Real Estate Taxes, and (b) any other taxes, charges, assessments, or other amounts, charged or assessed against Tenant’s Facility in which event the payment thereof may be deferred during the pendency of such contest. If requested by Tenant, Landlord will join Tenant as a party to any such contest; provided, that Landlord shall not be obligated to incur any expense in connection therewith. Nothing herein contained, however, shall be construed to authorize Tenant to allow or to permit Tenant’s Facility, or any part thereof, to be sold by any city, state, municipal, or other governmental authority for the non-payment of any Real Estate Taxes.

ARTICLE VII

INSURANCE

7.1 Fire and Extended Coverage Insurance.

Each party shall, if possible, during the term hereof, keep in full force and effect insurance against loss or damage by fire or other casualty under the ISO Causes of Loss - Special Form policy. The amounts of such insurance shall be not less than one hundred percent (100%) of the reasonable replacement of the respective Facilities of each party. The insurance companies providing such insurance shall be subject to the reasonable approval of each party and the Leasehold Mortgagee. In the event either party is unable to obtain its own insurance with respect to its respective Facility only, Landlord shall obtain such insurance covering both Landlord’s Facility and the Tenant’s Facility, and Tenant shall, as additional Rent hereunder, pay to Landlord on the first day of each and every year during the Term of this Lease Agreement (for so long as Landlord maintains such insurance) an amount equal to Tenant’s proportionate share of the annual premium (calculated as hereinafter provided) at the rates chargeable by insurance companies reasonably selected by Landlord in any such year for insurance against loss or damage by fire or casualty upon the Tenant’s Facility in amounts sufficient to prevent Landlord and Tenant, or either of them, from being a co-insurer within the terms of any policy or polices, and in any event in amounts not less than one hundred percent (100%) of the replacement cost of the Tenant’s Facility. Landlord shall, upon receipt of such sums, apply the same to pay the applicable premium for policies of insurance with insurance companies reasonably selected by Landlord, with loss, if any, thereunder payable to Landlord, Tenant, and the Leasehold Mortgagee, as their interests may appear. Landlord shall pay the portion of such premium in excess of Tenant’s proportionate share. Tenant’s portion of such premiums shall be in the same proportion that the value of Tenant’s Facility shown on such policy bears to the total value of Tenant’s Facility and Landlord Facility on such policy determined as provided in Section 6.1. Landlord shall promptly furnish to Tenant certificates (satisfactory to Tenant) of the policies of such insurance so obtained. In the event either Landlord or Tenant is unable to obtain its own insurance with respect to its respective Facility only, and Landlord fails to obtain or to maintain insurance for both Facilities, Tenant shall obtain such insurance and Landlord shall immediately be indebted to Tenant in an amount equal to the sum of Landlord’s proportionate share of the premium paid by Tenant for such insurance, plus (ii) any amount previously paid by Tenant to Landlord as Tenant’s proportionate share of the annual premium for the period for which Landlord has failed to obtain insurance.

Tenant’s policy of insurance shall be delivered to the Leasehold Mortgagee and a certificate of such policy shall be delivered to Landlord, and Landlord’s policy shall be delivered to Landlord and a certificate of such policy shall be delivered to Tenant, but the insurance proceeds payable under said insurance policies, in case of loss or damage, shall be payable as provided in this Article.

The policies of insurance of both Landlord and Tenant required under this Lease shall not be cancelable by the insurance carriers without thirty (30) days prior written notice to Landlord and the Leasehold Mortgagee in the case of Tenant’s policy, and to Tenant and the Leasehold Mortgagee in the case of Landlord’s policy.

7.2 Liability insurance.

Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease Agreement a policy of comprehensive public liability insurance in amounts specified below, insuring Landlord, Tenant and Leasehold Mortgagee against any liability arising out of the ownership, use, occupancy or maintenance of Tenant’s Facility and all areas appurtenant thereto. Landlord shall, at Landlord’s expense, obtain and keep in force during the term of this Lease Agreement a policy of comprehensive public liability insurance in amounts specified below insuring Tenant, Landlord and Leasehold Mortgagee against any liability arising out of the ownership, use, occupancy of Landlord’s Facility and all areas appurtenant thereto. The limit of said insurance shall not, however, limit the liability of Tenant or Landlord hereunder. Tenant or Landlord may carry said insurance under a blanket policy; provided, however, said insurance by Tenant shall name Landlord and Leasehold Mortgagee a an additional insured thereunder and said insurance of Landlord shall name Tenant and Leasehold Mortgagee as an additional insured thereunder. If either party shall fail to procure and maintain said insurance, the other may, but shall not be required to, procure and maintain same, but at the expense of the party who failed to obtain said insurance. Insurance required hereunder shall be provided by companies reasonably satisfactory to each party. Each party shall deliver to the other and the Leasehold Mortgagee, prior to occupancy of the Tenant’s Facility, copies of the policy or policies of liability insurance required herein or certificates evidencing the existence and amounts of such insurance. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days’ prior written notice to the other, the Leasehold Mortgagee.

Such public liability and property liability insurance shall have liability limits of not less than Two Million and No/100 Dollars ($2,000,000.00) per person and Five Million and No/100 Dollars ($5,000,000.00) per occurrence, and property damage limits of not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per occurrence, and Landlord, Tenant and Leasehold Mortgagee shall be named as co-insureds, and the policy shall contain cross-liability endorsements.

The coverage shall be increased at the reasonable request of the Leasehold Mortgagee.

7.3 Subrogation and Joint Loss.

(a) Subrogation. As long as their respective insurers so permit. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties to the extent of the limits of said insurance. Each party shall obtain any special endorsements, if required by their insurer, to evidence compliance with the aforementioned waiver.

(b) Joint Loss. The parties agree that they shall use their best efforts to obtain agreement of each wherein their respective insurers shall agree as follows:

(i) If either or both parties suffer a loss which both insurers herein agree is insured in whole or in part under both their respective policies; and

(ii) if the insurers herein further agree with either or both parties in writing as to the amount of loss payable under both policies; and

(iii) There is disagreement as to how much of such insured loss each insurer herein shall pay;

(iv) Such loss shall be settled by payment of the full amount thereof to the party suffering a loss, each carrier shall contribute the sum for which it admits liability plus an amount equal to one-half (1/2) of the amount of loss that is in disagreement.

Each party agrees to cooperate in furnishing information and technical data as may be required by the carriers in order that they may determine, by such steps as they may elect, the final apportionment of the loss between them.

7.4 Casualty and Restoration.

(a) Damage to Facility of Only One Party. During the Term hereof, in the event Landlord’s Facility is damaged due to casualty, but Tenant’s Facility is not damaged by such casualty, Landlord shall restore Landlord’s Facility in accordance with the Plans and Specifications thereof (with such changes as Tenant and the Leasehold Mortgagee shall consent to), and all insurance proceeds with respect to such casualty shall be paid to Landlord for application to the cost of such restoration. Similarly, in the event Tenant’s Facility during the Term hereof shall be damaged by casualty, but Landlord’s Facility shall not be damaged by such casualty, then Tenant shall restore Tenant’s Facility in accordance with the Plans and Specifications thereof (with such changes as Landlord and the Leasehold Mortgagee shall consent to), and all insurance proceeds payable with respect to such casualty shall be paid to the Leasehold Mortgagee for application to the cost of such restoration in accordance with Section 7.5 hereof.

(b) Damage to Both Facilities. In the event both Landlord’s Facility and Tenant’s Facility is damaged by the same casualty, then Landlord and Tenant shall each restore their respective Facilities. In such case the portion of any insurance proceeds relating to the damage to Landlord’s Facility shall be paid to Landlord for application to the cost of restoration of Landlord’s Facility and the portion of the insurance proceeds relating to the damage to Tenant’s Facility shall be paid to the Leasehold Mortgagee for application to the cost of restoring the Tenant’s Facility in accordance with Section 7.5 hereof, all determined as soon as practicable and in accordance with Section 19.4. If, during the Term hereof, both Landlord’s Facility and Tenant’s Facility are damaged by single casualty such that the cost of rebuilding and restoring such Facilities would exceed eighty percent (80%) of the replacement cost of each Facility, then Landlord and Tenant shall rebuild and restore their respective Facilities in accordance with the respective Plans and Specifications therefore.

(c) Parties to Pay Difference if Insurance Proceeds Inadequate. In any instance where Landlord and Tenant (or either of them) are obligated to restore and rebuild their respective Facilities following casualty damage, such parties shall be obligated to pay to their respective Mortgagees any difference between the total cost necessary to so rebuild and restore their respective Facility and the proceeds of insurance available for such restoration and rebuilding. All moneys paid to any Mortgagee pursuant to this paragraph or pursuant to Section 7.5 hereof shall be segregated from insurance proceeds held by such Mortgagee and shall be expended only after the available insurance proceeds shall have been exhausted.

7.5 Restoration and Payment to Mortgagees.

(a) The insurance proceeds payable to the Leasehold Mortgagee, as the case may be, and additional funds furnished to the Leasehold Mortgagee by Tenant in accordance with Section 7.4 hereof, shall be applied to the payment of the cost of the restoration of the Tenant’s Facility. Unless any deed of trust or other agreement between Tenant and the Leasehold Mortgagee provides another procedure reasonably satisfactory to accomplish the purposes of this Section 7.5, the insurance proceeds shall be disbursed from time to time as such restoration progresses upon the written request of Tenant which shall be accompanied by a certificate signed by such party, dated not more than thirty (30) days prior to such request, setting forth the following:

(i) That the sum then requested either has been paid by such party, or is justly due to contractors, subcontractors, materialmen, engineers, architects, or other persons who have rendered services or furnished materials for the restoration therein specified, and giving a brief description of such services and materials and the several amounts so paid or due to each of said persons in respect thereof, and stating that no part of such expenditures has been or is being made the basis of any previous or then-pending request for the withdrawal of money and that the sum then requested does not exceed the value of the services and materials described in that certificate.

(ii) That except for the amount, if any, stated pursuant to the foregoing subsection (i) in such certificate to be due for services or materials to the particular supplier, there is no outstanding indebtedness to the particular supplier known to the persons signing such certificate, after due inquiry, which is then due for labor, wages, materials, supplies or services in connection with such restoration, which if unpaid, might become the basis of a vendor’s, mechanic’s, laborer’s or materialman’s lien upon the Facility in question or the Land.

(iii) That the cost, as estimated by the persons signing such certificate, of the restoration required to be done subsequent to the date of such certificate in order to complete the same, does not exceed the insurance money, plus any amount deposited by a party pursuant to Section 7.4(c) hereof to defray such cost and remaining in the hands of such Mortgagee after payment of the sum requested in such certificate. If there is a deficiency, a party shall forthwith deposit with such Mortgagee an amount, in cash, equal to the deficiency.

(iv) That there has not been filed with respect to the Facility in question or the Land or any part thereof any vendor’s, mechanic’s, laborer’s, materialman’s or other lien which has not been discharged of record, except such as will be discharged by payment of the amount then requested.

In the event that any such restoration involves expenditures in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00), the information required by subsection (i), (ii), and (iii) of this section shall be made by a certificate signed by the architect or engineer in charge of the restoration.

Upon receipt by such Mortgagee of satisfactory evidence of the character required by this section that the restoration has been completed in the manner required under the terms of this Lease and has been paid for in full and that there are no liens of the character referred to herein, any balance of the money at the time held by such Mortgagee shall be paid to the parties responsible for such restoration, unless any deed of trust or other agreement between Tenant and the Leasehold Mortgagee provides otherwise.

(b) No Abatement of Rent. During the period of restoration, the Rent due for such period shall not be abated but shall continue as set forth in this Lease.

ARTICLE VIII

CONDEMNATION

8.1 Condemnation of Building and Sharing of Award.

(a) Condemnation of All or Substantially All of Tenant’s Facility. If at any time during the term of this Lease the whole or Substantially All of Tenant’s Facility shall be taken for any public or quasi-public purpose by the exercise of the right of condemnation or eminent domain or by agreement between Landlord, Tenant and the Governmental Authority authorized to exercise such right, this Lease and the term hereby granted shall terminate and expire on the later of the date of such taking or the date on which the indebtedness secured by the Leasehold Mortgage shall have been paid in full, and the Rent payable by Tenant hereunder shall be apportioned and paid to the date of such taking.

(b) “Substantially All of Tenant’s Facility” shall be deemed to have been taken if:

(i) the portion of Tenant’s Facility so taken would leave remaining a balance of Tenant’s Facility which, due either to the area so taken or the location of the part so taken in relation to the part not so taken, would not under economic conditions, zoning laws or building regulations then existing or prevailing, be sufficient to permit restoration of the remaining portion of Tenant’s Facility to a condition capable of producing a proportionately fair and reasonable net annual income to Tenant or Landlord; or

(ii) the portion of Tenant’s Facility not so taken would not either (A) accommodate improvements of a nature similar to Tenant’s Facility or Landlord’s Facility existing at the date of such taking and performance of all covenants, agreements, terms and provisions herein and by law provided to be performed by Landlord or Tenant, (B) or permit the operation of the balance of Tenant’s Facility or Landlord’s Facility for the purposes for which the same were used prior to such taking or (C) permit the restoration of the balance of Tenant’s Facility or Landlord’s Facility (or portion thereof) not so taken for a lawful purpose.

(c) Sharing of Award. If the whole or Substantially All of Tenant’s Facility shall be taken or condemned as provided in this Article VIII, and the awards are made separately for Landlord and Tenant, each party shall be entitled to its own award. If the awards are not separately made, the aggregate proceeds of the award for such taking shall be apportioned and paid to the extent available using values calculated pursuant to Section 19.4.

(i) Landlord shall be entitled to all proceeds of any award attributable to Landlord’s interest in Landlord’s Facility, the Land and of the Air Space Parcel, considered as vacant and unimproved by Tenant’s Facility and free of this Lease (with interest thereon from the date of taking at the rate paid by the taking Governmental Authority) and the fair market value (immediately prior to the taking) of Landlord’s reversionary interest under this Lease in the Tenant’s Facility, considered as improved by Tenant’s Facility and by the other Improvements made by Tenant (with interest thereon from the date of taking at the rate paid by the taking Governmental Authority).

(ii) Landlord shall be entitled to receive and retain from the balance of such proceeds the then present value of the amount of the Rent due or to become due thereunder.

(iii) The Leasehold Mortgagee under a Leasehold Mortgage authorized under this Lease Agreement shall be entitled to receive the balance of such proceeds, up to the fair market value (immediately prior to the taking) of Tenant’s interest in the Air Space, plus the fair market value (immediately prior to the taking) of Tenant’s Facility and any other Improvements theretofore made by Tenant and Tenant’s furnishings, fixtures and equipment. Such portion of the condemnation award shall be applied by such Leasehold Mortgagee in the manner provided in its Leasehold Mortgage.

(iv) Tenant shall be entitled to receive any balance remaining after the payments provided in subparagraphs (i), (ii) and (iii) above.

(v) If the condemnation award is not separately made for Landlord and Tenant and the funds available to the Leasehold Mortgagee pursuant to subparagraph (iii) above are not sufficient to satisfy the obligations secured by its deed of trust, then the proceeds of such award shall be divided between Landlord and the Leasehold Mortgagee in the proportion that the amount computed under subparagraph (i) above bears to the amount equal to the fair market value (immediately prior to the taking) of Tenant’s interest in the Air Space Parcel plus the fair market value (immediately prior to taking) of the Tenant’s Facility and any other improvements made theretofore by Tenant and the furnishings, fixtures and equipment of Tenant which are not described in Section 8.1(i) and cannot be removed; provided, however, that the amount payable to the Leasehold Mortgagee shall in no event exceed the fair market value (immediately prior to taking) of the Tenant’s interest in the property condemned.

(vi) Date of Taking. For the purpose of this Article VIII, Tenant’s Facility, or a part thereof, as the case may be, shall be deemed to have been taken or condemned on the date on which actual possession of Tenant’s Facility or a part thereof, as the case may be, is acquired by any Governmental Authority, or the date on which title to such portion of Tenant’s Facility or Landlord’s leasehold interest in Landlord’s Facility or Landlord’s reversionary interest in, or Tenant’s leasehold interest in, the Tenant’s Facility, or part thereof, vests in such Governmental Authority, whichever is earlier.

(vii) Partial Taking. If less than Substantially All of Tenant’s Facility shall be so taken or condemned, this Lease shall continue in effect with respect to the portions of the Tenant’s Facility not so taken or condemned, and the portions of the Tenant’s Facility not so taken or condemned and the provisions hereof shall not be affected with respect thereto. There shall be no reduction or abatement of the Rent payable hereunder by reason of any such partial taking. The aggregate proceeds of the award for such taking shall be apportioned and paid, to the extent available, in the following order of priority:

(1) Landlord and Tenant shall each be entitled, on a dollar-for-dollar basis, to their respective expenses and charges, including without limitation, reasonable attorneys’ fees incurred in connection with such taking or condemnation or the collection and payment of such proceeds, but excluding such expenses and charges incurred by Landlord acting in its capacity as Governmental Authority and not as Landlord under this Lease.

(2) Landlord shall be entitled to all proceeds of any award attributable to Landlord’s interest in Landlord’s Facility, the Land and the part of the Air Space Parcel so taken, considered as vacant and unimproved and free of this Lease (with interest thereon from the date of taking at the rate paid by the taking Governmental Authority, and the fair market value (immediately prior to the taking) of Landlord’s reversionary interest under this Lease in the part of the Tenant’s Facility so taken, considered as improved by Tenant’s Facility and by the other Improvements made by Tenant (with interest thereon from the date of taking at the rate paid by the taking Governmental Authority).

(3) The Leasehold Mortgagee under a Leasehold Mortgage authorized under this Lease shall be entitled to receive all proceeds of any award attributable to Tenant’s interest in the Tenant’s Facility, including, but not limited to, the fair market value (immediately prior to the taking) of Tenant’s interest under the Lease of the portion of the Tenant’s Facility so taken and the fair market value (immediately prior to the taking) of the portion of Tenant’s Facility and any other improvements theretofore made by Tenant and Tenant’s furnishings, fixtures and equipment so taken (with interest thereon from the date of taking at the rate paid by the taking Governmental Authority. The Leasehold Mortgagee shall disburse such proceeds in accordance with Section 7.5 hereof, and upon completion of and payment for all restoration, the balance, if any, of such proceeds shall be paid to Tenant.

(d) Tenant’s Obligation to Restore. In the event of a partial taking of the Tenant’s Facility, Tenant, at no cost or expense to Landlord, whether or not the award or awards, if any, shall be sufficient for the purpose, shall proceed diligently to restore any remaining part of Tenant’s Facility not so taken so that the same shall be a complete, rentable, self-contained architectural unit in good condition and repair. Such restoration shall be done by Tenant in accordance with Tenant’s Plans and Specifications (as such Plans and Specifications may be modified with the consent of Landlord and the Leasehold Mortgagee). To the extent the proceeds of any condemnation award available to Tenant for the purpose of restoration pursuant to this Article VIII is insufficient for the purpose of paying for such restoration, Tenant shall nevertheless be required to make the restoration and shall pay any additional sums required for the restoration.

Tenant shall not be obligated to so restore if such taking occurs during the five (5) year period prior to the end of the Lease Term, or if at the time of such taking the then existing zoning laws or building regulations will not permit Restoration in accordance with Tenant’s Plans and Specifications. If Tenant is not obligated to restore Tenant’s Facility and shall determine that it will not restore Tenant’s Facility, Tenant shall give Landlord notice of such determination within sixty (60) days after the date of such taking and this Lease shall terminate; provided, however, that the Lease shall in no event terminate under such circumstances until the indebtedness secured by the Leasehold Mortgage shall have been paid in full. If Tenant is not obligated to restore Tenant’s Facility, but shall determine that it will restore Tenant’s Facility, Tenant shall give Landlord notice of such determination within sixty (60) days after the date of such taking or condemnation, and this Lease shall not terminate and such award or proceeds shall be disbursed in the manner provided in Section 7.5 hereof, and Tenant shall proceed with the Restoration in accordance with this Section 8.1(d). In the event Tenant shall fail to give Landlord notice of its determination whether or not Tenant will restore Tenant’s Facility within the time provided herein, Tenant shall be deemed to have elected to restore the Tenant’s Facility, to the same extent and upon the same terms as if Tenant had notified Landlord to that effect within sixty (60) days after the date of such taking or condemnation.

Notwithstanding anything to the contrary contained herein, if an Event of Default shall occur under this Lease and Landlord shall furnish the Leasehold Mortgagee written notice of such Default, then and in such event the Leasehold Mortgagee shall be entitled (but shall not be obligated) to utilize the proceeds of any condemnation award which it is otherwise holding for the purpose of paying restoration costs and apply such proceeds to cure such Event of Default, and Tenant shall be responsible for paying to the Leasehold Mortgagee, promptly upon demand, an amount equal to the proceeds so applied to replenish the funds to be used for paying restoration costs.

(e) Landlord’s Obligation to Restore. In the event of a partial taking of Landlord’s Facility, Landlord, at no cost or expense to Tenant, whether or not the award or awards, if any, shall be sufficient for the purpose, shall proceed diligently to restore any remaining part of Landlord’s Facility not so taken so that the same shall be a complete, rentable, self-contained architectural unit in good condition and repair, with Tenant’s access restored and/or support of Tenant’s Facility restored to the degree reasonably possible in accordance with Landlord’s Plans and Specification (as such Plans and Specifications may be modified with the consent of Tenant and the Leasehold Mortgagee.)

(f) Landlord shall not be obligated to so restore if such taking occurs during the two (2) year period prior to the end of the Lease Term, or if at the time of such taking the then-existing zoning laws or building regulations will not permit restoration in accordance with Landlord’s Plans and Specifications. If Landlord is not obligated to restore Landlord’s Facility and shall determine that it will not restore Landlord’s Facility, Landlord shall give Tenant notice of such determination within sixty (60) days after the date of such taking and this Lease shall thereupon terminate; provided, however, the Lease shall in no event terminate under such circumstances until the indebtedness secured by the Leasehold Mortgage shall have been paid in full. If Landlord is not obligated to restore Landlord’s Facility, but shall determine that it will restore Landlord’s Facility, Landlord shall give Tenant notice of such determination within sixty (60) days after the date of such taking or condemnation, and this Lease shall not terminate and such award or proceeds shall be disbursed in the manner provided in Section 7.5 hereof, and Landlord shall proceed with the restoration in accordance with this Section 8.2(f). In the event Tenant shall fail to give Landlord notice of its determination whether or not Tenant will restore Tenant’s Facility within the time provided herein, Tenant shall be deemed to have elected to restore the Tenant’s Facility, to the same extent and upon the same terms as if Tenant has notified Landlord to that effect within sixty (60) days after the date of such taking or condemnation.

(g) Temporary Taking. If the temporary use of the whole or any part of the Tenant’s Facility shall be taken at any time during the term of this Lease for any public or quasi-public purpose by the exercise of the right of condemnation or eminent domain, or by agreement between Tenant and the Governmental Authority authorized to exercise such right, Tenant shall give prompt notice thereof to Landlord and the term of this Lease shall not be reduced and the provisions of this Lease shall not be affected in any way.

(h) Right of Landlord to Appear. Landlord shall have the right to appear in any condemnation proceedings and to participate in any and all hearings, trials and appeals therein, and in this connection, specifically and without limitation, to introduce evidence independently of Tenant to establish the value of or damage to Tenant’s Facility, or any portion thereof, or of Landlord’s interest therein.

(i) Claim by Either Landlord or Tenant. Landlord or Tenant shall each be entitled to make claim in their own names to the condemning authority for the value of any furniture, trade fixtures, trade equipment or personal property of any kind belonging to Landlord or Tenant not forming a part of Tenant’s Facility, or for the cost of moving all of the same, and any such award made directly to either party shall belong entirely to the party to whom such award is made.

(j) Condemnation of Land. Any condemnation of any portion of the Land which does not include any portion of Tenant’s Facility and which does not materially adversely affect access for pedestrian and vehicular traffic to and from Tenant’s Facility shall belong to Landlord, and Tenant shall have no interest whatsoever in any portion of said award.

(k) Separate Awards. The parties agree to cooperate to encourage the condemning authority to make separate awards to Landlord and Tenant.

ARTICLE IX

MAINTENANCE; REPAIRS

9.1 Maintenance.

Landlord shall provide maintenance and janitorial services for Tenant’s Facility as specified in the Maintenance Agreement.

9.2 Maintenance in Support Area.

The Tenant, its officers, agents, and servants, shall have the right at such reasonable time or times as will interfere as little as possible with the operation of Landlord’s Facility to enter into the Support Area for the purpose of inspecting and repairing, or renewing and replacing, the columns, supports and foundations constructed within said Support Area for the support of Tenant’s Facility. Before entering into the Support Area for any such purpose, Tenant shall notify Landlord and Landlord’s Engineer in writing, specifying the purpose for which entry into the Support Area is desired, and shall make such arrangements with said Engineer as to the appropriate time and the conditions which he deems reasonable for such purpose. All work to be performed by Tenant in the Support Area in repairing, renewing, or replacing the columns, supports and foundations of Tenant’s Facility shall be performed in accordance with plans and specifications previously submitted to and approved by Landlord’s Engineer, and under such rules and regulations as may be required by said Engineer, for the purpose of safeguarding Landlord’s improvements within the Support Area and the operation of Landlord’s Facility. Tenant shall reimburse Landlord for the wages of any inspectors furnished by them, or any of them as shall be required by said Engineer during and in connection with such work. Tenant shall also, at its own cost and expense, provide such insurance as may be required by said Engineer to protect Landlord from any and all claims, damages, and liabilities growing out of loss of life or damage or injury to person or property occurring during and in connection with such work.

9.3 Landlord’s Responsibility With Regard to Repairs, Official Requirements, etc.

Landlord shall, at its own cost and expense, maintain and keep in good condition and repair all structural areas of Landlord’s Facility, including columns, supports and foundations, which directly or indirectly support Tenant’s Facility. Landlord shall further maintain and repair all portions of Landlord’s Facility which are used for ingress and egress of vehicles to and from Tenant’s Facility and Tenant shall reimburse Landlord for Tenant’s share of the expense of such maintenance and repair as described in Section 13.1. Landlord shall indemnify and save harmless Tenant and the Leasehold Mortgagee from any and all damages, and costs and claims for same growing out of loss of life or damage or injury to persons or property occasioned in maintenance and repair of Landlord’s Facility, or occasioned by the failure of Landlord properly to maintain the same in good condition and repair. In the event Landlord at any time or times shall fail or neglect, after thirty (30) days notice in writing from Tenant to Landlord to take such action as may be necessary to place said structural portions of Landlord’s Facility in good condition and repair, or comply with the requirements of any Governmental Authority with respect to Landlord’s Facility, or to secure the cancellation of the notice of the violations of said requirements, or to reasonably maintain and repair the portions of Landlord’s Facility which are used for ingress and egress of vehicles to and from Tenant’s Facility, Tenant and the Leasehold Mortgagee shall have the right, but not the obligation, and is hereby authorized upon reasonable notice to Landlord to enter upon Landlord’s Facility or any part thereof and to make such repairs to said Landlord’s Facility or to perform such acts in order to conform to the requirements of any Governmental Authority, as the case may be, as may be reasonably necessary, and Landlord shall pay the cost of the same to Tenant upon demand thereafter.

ARTICLE X

ASSIGNMENT; SUBLETTING

10.1 Tenant’s Right to Assign Lease; Landlord’s Right of First Refusal.

Tenant shall have the right to assign the Lease as hereinafter provided. In the event that Tenant proposes to assign this Lease and convey Tenants interest in the Air Space Parcel and Tenant’s Facility to an unaffiliated third party assignee (a “Proposed Assignee”), Tenant shall give Landlord notice thereof, together with a term sheet identifying the Proposed Assignee, the purchase price to be paid for Tenant’s leasehold interest so assigned and Tenant’s interest in Tenant’s Facility, the proposed use of Tenant’s Facility, and other economic terms (an “Assignment Proposal”). Landlord shall have thirty (30) days after receipt of the Assignment Proposal to elect to purchase Tenant’s leasehold estate and Tenant’s Facility upon the terms and conditions contained in the Assignment Proposal. If Landlord fails to exercise such right of first refusal within such thirty (30) days period, Tenant may sell and assign this Lease and convey Tenant’s Facility to the Proposed Assignee upon terms and conditions substantially the same as, or more favorable to, Tenant than those contained in the Assignment Proposal. In the event of any such assignment, Tenant shall be relieved from any liability arising under this Lease from and after the date of such assignment. Tenant may assign this Lease to any affiliate of Tenant without triggering Landlord’s right of first refusal, provided that upon any such assignment, Tenant shall remain liable hereunder. Tenant shall provide Landlord with written notice of such assignment to an affiliate at least thirty (30) days prior to such assignment becoming effective. Any foreclosure or delivery of a deed-in-lieu of foreclosure in favor of Tenant’s Mortgagee shall not be subject to the provisions of Section 10.1 hereof.

10.2 Tenant’s Right to Sublease; Landlord’s Right of First Refusal.

Tenant shall have the right to sublet all or any portion or portions of Tenant’s Facility as hereinafter provided. In the event that Tenant proposes to sublet the Tenant’s Facility to an unaffiliated third party Subtenant (a “Proposed Subtenant”) Tenant shall give Landlord notice thereof, together with a term sheet identifying the Proposed Subtenant, its use of the Tenant’s Facility, the term, the rental rate and other economic terms (a “Lease Proposal”). Landlord shall have twenty (20) days after receipt to approve or disapprove such Lease Proposal. If Landlord fails to disapprove the Lease Proposal within such period, the Lease Proposal shall be deemed approved. If Landlord disapproves such Lease Proposal within such time period in writing, Landlord shall be obligated to sublease such portion of the Tenant’s Facility on the same terms and conditions as to which Tenant and such Proposed Subtenant shall have agreed in the Lease Proposal; provided, however, that the term of such subtenancy shall commence from the date the Space Lease (as hereinafter defined) for such Proposed Subtenant was to have commenced and shall terminate on the commencement date of an Space Lease with a Proposed Subtenant acceptable to Tenant and Landlord. Tenant shall require any such Proposed Subtenant to comply with the applicable provisions of this Lease, including the covenants set forth in Article IV.

10.3 Rights of Subtenants.

Notwithstanding anything herein contained to the contrary, Landlord acknowledges that Tenant is using Tenant’s Facility to be constructed on the Tenant’s Facility as a medical office center and that space in Tenant’s Facility will be subleased by Tenant to others for various uses consistent with the operation of the Tenant’s Facility as medical office center and in accordance with Section 2.2 herein. All Subtenants will be occupying Tenant Spaces pursuant to the terms of Space Leases. Tenant agrees to include in all of its Space Leases the provisions of Article IV of this Lease. Notwithstanding anything herein contained to the contrary, Landlord hereby agrees for the benefit of any Subtenant that upon either the expiration of this Lease or a default by Tenant which will empower Landlord to terminate this Lease or Tenant’s right to possession, that, so long as the Subtenant is not in default under the terms, conditions or provisions of its Space Lease and so long as Subtenant agrees to attorn to Landlord, no action by Landlord shall terminate or in any manner affect the rights of the Subtenant under the Space Lease and that Landlord and all those claiming by, through or under Landlord agree (i) to recognize the Space Lease and the Subtenant’s right to possession of a portion of Tenant’s Facility under the Space Lease, provided the provisions of Article IV of this Lease have been included in such Space Lease, and (ii) to accept the Space Lease and to perform the obligations of Tenant accruing after Landlord succeeds to the interest of Tenant in Tenant’s Facility as if Landlord was the original landlord under the Space Lease. Landlord, at the request of Tenant, agrees to promptly execute such documents and instruments as may be reasonably required to effectuate the terms and provisions of this Section 10.3. Tenant, at the request of Landlord, agrees to use its best efforts to cause all Subtenants to execute such documents and instruments as may be reasonably required by Landlord to effectuate the terms and provisions of this Section 10.3. Landlord acknowledges and agrees that Landlord has reviewed and approved Tenant’s form of Space Lease, and will not unreasonably withhold, condition or delay its consent to any commercially reasonable amendments to Tenant’s form of Space Lease in the future, provided the provisions of Article IV of this Lease have been included in such Space Lease and no material changes are made to the Space Lease.

ARTICLE XI

LIENS; ENCUMBRANCES

11.1 Encumbering Title.

Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Tenant’s Facility, nor shall the interest or estate of Landlord in the Tenant’s Facility be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Tenant’s Facility arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Tenant’s Facility.

11.2 Tenant’s Right to Obtain Financing.

At any time and from time to time during the Lease Term, Tenant shall have the sole responsibility for obtaining, and the right and privilege to obtain, and shall be entitled to all proceeds of, all financing (including, without limitation, interim, permanent, capital improvements, and equity) for the Air Space Parcel and Tenant’s Facility, or any part thereof, and all refinancing of all or any part of such financing (interim, permanent, capital improvements, and equity), subject to the terms and conditions of this Article Xl.

11.3 Limitations on Financing.

Tenant’s rights to obtain such financing and refinancing shall be subject only to the following conditions:

(a) The Person providing any such financing or refinancing (the “Leasehold Mortgagee”) shall agree that Landlord shall not be liable for the payment of such indebtedness or the performance of any of the covenants contained in the documents securing payment thereof, and that in the event of default in payment or performance thereof, the Leasehold Mortgagee will look solely to Tenant’s interest in the Air Space Parcel and Tenant’s Facility for satisfaction of the indebtedness thereby secured; provided, however, that the above provisions shall not be deemed to exculpate Landlord from any liability it may ever have to such Leasehold Mortgagee, as the successor-in-interest of the Tenant hereunder, by reason of Landlord’s covenants, obligations, and warranties set forth herein, including, but not limited to, Landlord’s warranty of title to the Air Space Parcel.

(b) The Leasehold Mortgagee providing any such financing or refinancing shall agree to give Landlord written notice of any default by Tenant thereunder and time to cure such default prior to the exercise of any remedies such Leasehold Mortgagee may have with respect to the Air Space Parcel and Tenant’s Facility as a result of such default, which notice and time-to-cure periods shall not be less than the notice and time-to-cure periods granted to Tenant under the documentation evidencing such financing, but which may run concurrently therewith.

11.4 Rights of Leasehold Mortgagee.

(a) In addition to the financing or refinancing permitted pursuant to Sections 11.2 hereof, Tenant shall have the right at any time and from time to time, without Landlord’s consent, to mortgage, pledge, grant deed(s) of trust, or otherwise encumber the leasehold estate created hereby and all or any portion of the right, title, and interest of Tenant hereunder (sometimes herein called a “Leasehold Mortgage”), and to assign, hypothecate, or pledge the same, as security for the payment of any debt to any Leasehold Mortgagee; provided that no Leasehold Mortgagee, trustee, or other Person claiming by, through, or under any instrument creating any such encumbrance on the leasehold estate created hereby shall by virtue thereof acquire any greater right in the Air Space Parcel than Tenant then had under this Lease, except for the rights expressly granted to such Leasehold Mortgagee, trustee, or other Person under the terms of this Lease; and provided, further, that such Leasehold Mortgage, and the indebtedness secured thereby, shall at all times be and remain subject to all of the conditions, covenants, and obligations of this Lease and to all of the rights of Landlord hereunder. As to any such Leasehold Mortgage in favor of a Leasehold Mortgagee, Landlord consents to provisions therein, at the option of Tenant, (i) for an assignment of Tenant’s share of the net proceeds from any award or other compensation resulting from a total or partial taking as set forth in Article VIII of this Lease, (ii) that a default by Tenant under this Lease shall constitute a default under any such Leasehold Mortgage, (iii) for an assignment of Tenant’s right, if any, to terminate, cancel, modify, change, supplement, alter, or amend this Lease, (iv) for an assignment of any sublease to which any such Leasehold Mortgage is subordinated, subject to the rights of Landlord hereunder, and (v) effective upon any default in any such Leasehold Mortgage, (A) for the foreclosure of the Leasehold Mortgage pursuant to a power of sale or by judicial proceedings or other lawful means and the subsequent sale of the leasehold estate to the purchaser at the foreclosure sale and a sale by such purchaser and/or a sale by any subsequent purchaser, (B) for the appointment of a receiver, irrespective of whether any Leasehold Mortgagee accelerates the maturity of all indebtedness secured by the Leasehold Mortgage, (C) for the rights of the Leasehold Mortgagee or the receiver to enter and take possession of the Air Space Parcel and Tenant’s Facility, to manage and operate the same, to collect the subrentals, issues and profits therefrom (subject to the rights of Landlord hereunder), and to cure any default under the Leasehold Mortgage or any default by Tenant under this Lease, and (D) for an assignment of Tenant’s right, title, and interest in and to the premiums for or dividends upon any insurance with respect to Tenant’s Facility, as well as in all refunds or rebates of Real Estate Taxes or assessments upon or other charges against the Air Space Parcel and Tenant’s Facility, whether paid or to be paid.

(b) If at any time after the execution and recordation of any such Leasehold Mortgage, the Leasehold Mortgagee or trustee therein shall notify Landlord in writing that any such Leasehold Mortgage has been given and executed by Tenant, and shall at the same time furnish Landlord with the address to which it desires copies of notices to be mailed, Landlord hereby agrees that it will thereafter mail to such Leasehold Mortgagee or trustee at the address so given, duplicate copies of any and all notices in writing which Landlord may from time to time give or serve upon Tenant under and pursuant to the terms and provisions of this Lease.

11.5 New Lease with Leasehold Mortgagee Upon Termination.

If this Lease shall terminate for any reason prior to the expiration of the Lease Term and if Landlord shall obtain possession of the Air Space Parcel and Tenant’s Facility thereafter, Landlord agrees that any Leasehold Mortgagee shall have the right, for a period of sixty (60) days subsequent to such termination of this Lease, to elect to demand a new lease of the Air Space Parcel of the character and, when executed and delivered and possession of the Air Space Parcel is taken thereunder, having the effect hereinafter set forth. Such new lease shall be for a term to commence at such termination of this Lease and shall have as the date for the expiration thereof the same date stated in this Lease as the date for the expiration hereof. The rental thereof shall be at the same rate as would have been applicable during such term under the provisions of this Lease, had this Lease not so expired or terminated, and all the rents, covenants, conditions, and provisions of such new lease, including, but not limited to, the conditional limitations set forth in this Lease, shall be the same as the terms, conditions, and provisions of this Lease. If any such Leasehold Mortgagee shall elect to demand such new lease within such sixty (60) day period, such Leasehold Mortgagee shall give written notice to Landlord of such election; and, thereupon, within thirty (30) days thereafter, such Leasehold Mortgagee shall, at the time of the execution and delivery of such new lease, pay to Landlord all rent which would have become payable hereunder by Tenant to Landlord to the date of the execution and delivery of such new lease, had this Lease not terminated, and which remain unpaid at the time of the execution and delivery of such new lease, and shall have cured Tenant’s failure to comply with any terms, provisions, or covenants of this Lease, other than the payment of rent or other sums of money, which is capable of being cured. Any such new lease as contemplated in this Section 11.5 may, at the option of the Leasehold Mortgagee, be executed by a nominee of such holder, without the Leasehold Mortgagee assuming the burdens and obligations of Tenant thereunder beyond the period of its ownership of the leasehold estate created hereby. In connection with the execution and delivery of any such new lease of the Air Space Parcel pursuant to this Section 11.5, Landlord shall also convey to such Leasehold Mortgagee (or its nominee or designee), by special warranty deed, bill of sale and other appropriate conveyancing documents, all improvements in the Air Space Parcel, including Tenant’s Facility.

11.6 Liability of Leasehold Mortgagee.

No Leasehold Mortgagee shall be or become liable to Landlord as an assignee of this Lease or otherwise until it expressly assumes by written instrument such liability, and no assumption shall be inferred or result from foreclosure or other appropriate proceedings in the nature thereof or as the result of any other action or remedy provided for by any mortgage or deed of trust or other instrument executed in connection with such Leasehold Mortgage or from a conveyance from Tenant pursuant to which the purchaser at foreclosure or grantee shall acquire the rights and interests of Tenant under the terms of this Lease.

11.7 Liens; Right to Contest.

Tenant shall not permit the Tenant’s Facility to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Tenant’s Facility by, or at the direction or sufferance of, Tenant; provided, however, that Tenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall give to Landlord such security as may be deemed reasonably satisfactory to Landlord to insure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Tenant’s Facility by reason of non-payment thereof.

ARTICLE XII

UTILITIES

12.1 Utilities.

The Landlord shall supply utilities to Tenant’s Facility for use by Tenant and any Subtenants as specified in the Utility Services Agreement.

ARTICLE XIII

REIMBURSEMENT FOR USE OF OTHERS FACILITIES

13.1 Reimbursement for Use of Landlord’s Facility.

Tenant agrees and understands that use by Tenant of Landlord’s Facility for ingress and egress of pedestrians to and from Tenant’s Facility results in increased maintenance and/or replacement in the operation of Landlord’s Facility. Therefore, Tenant agrees that commencing with the Rent Commencement Date of the Lease Agreement, Tenant shall pay to Landlord or any future owner of Landlord’s Facility which is responsible for the maintenance and/or replacement of said Facility, Tenant’s prorata share of such annual maintenance and/or replacement of the fire stairs located in the Fire Stair Easement and elevators located in the Elevator Shaft Easement, which prorata share shall be fifty percent (50%). Said prorata share shall be due and payable in monthly installments equal to one-twelfth (1/12) of said prorata share of the annual cost on or before the first day of each month commencing on the Rent Commencement Date. The annual cost shall be adjusted annually (calendar year basis) by Landlord or any future owner of Landlord’s Facility who shall give Tenant notice of such adjustment. Thereafter, Tenant’s monthly payment shall be adjusted to reflect Tenant’s prorata share of the adjustment in the annual cost and such payment shall be determined by subtracting from Tenant’s prorata share all payments previously made by Tenant for such year and dividing the result by the number of months remaining in said year.

13.2 Reimbursement for Use of Tenant’s Facility.

Landlord agrees and understands that the construction of the Tenant’s Facility obviates the need to maintain a roof on Landlord’s Facility. Therefore, Landlord agrees that commencing with the Rent Commencement Date, Landlord shall pay to Tenant or any future owner of Tenant’s Facility which is responsible for the maintenance and/or replacement of said Facility, Landlord’s prorata share of such annual maintenance and/or replacement of the roof, which prorata share shall be fifty percent (50%). Said prorata share shall be due and payable in monthly installments equal to one-twelfth (1/12) of said prorata share of the annual cost on or before the first day of each month commencing on the Rent Commencement Date. The annual cost shall be adjusted annually (calendar year basis) by Tenant or any future owner of Tenant’s Facility who shall give Landlord notice of such adjustment. Thereafter, Landlord’s monthly payment shall be adjusted to reflect Landlord’s prorata share of the adjustment in the annual cost and such payment shall be determined by subtracting from Landlord’s prorata share all payments previously made by Landlord for such year and dividing the result by the number of months remaining in said year.

ARTICLE XIV

INDEMNITY; WAIVER

14.1 Tenant’s Indemnification Obligation.

Except with respect to damages: (i) covered by insurance carried by Landlord; (ii) resulting from the failure on the part of Landlord to perform or comply with any of the terms of this Lease; or (iii) resulting from the negligent or willful acts or omissions of Landlord or its agents and employees, Tenant will protect, indemnify and save harmless Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Landlord by reason of: (A) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Tenant’s Facility or any part thereof or the adjoining properties, sidewalks, curbs, streets or ways, resulting from any act or omission of Tenant or anyone claiming by, through, or under Tenant; (B) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; or (C) performance of any labor or services or the furnishing of any materials or other personal property in respect of the Tenant’s Facility or any part thereof.

14.2 Landlord’s Indemnification Obligation.

Except with respect to damages: (i) covered by insurance carried by Tenant; (ii) resulting from the failure on the part of Tenant to perform or comply with any of the terms of this Lease; or (iii) resulting from the negligent or willful acts or omissions of Tenant or its agents and employees, Landlord will protect, indemnify and save harmless Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Tenant by reason of (A) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Land or any part thereof or the adjoining properties, sidewalks, curbs, streets or ways arising prior to the Possession Date, or thereafter resulting from any act or omission of Landlord or anyone claiming by, through, or under Landlord; or (B) any failure on the part of Landlord to perform or comply with any of the terms of this Lease.

14.3 Waiver of Certain Claims.

Except with respect to damages caused by Landlord’s failure to perform or comply with any terms of this Lease or any negligence or willful acts or omissions of Landlord or its agents and employees, Tenant waives all claims it may have against Landlord for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Tenant’s Facility, or by any other person, resulting (i) from any part of the Tenant’s Facility or any of its improvements, equipment or appurtenances becoming out of repair, or (ii) from any accident on or about its improvements, equipment or appurtenances becoming out of repair, or (iii) from any accident on or about the Tenant’s Facility, or (iv) directly or indirectly from any act or neglect of any person, including Landlord, at the Tenant’s Facility, in each case as described in clauses (i) through (iv) first arising or occurring after the Possession Date to the extent permitted by law.

ARTICLE XV

RIGHTS RESERVED TO LANDLORD

15.1 Rights Reserved to Landlord.

Without limiting any other rights reserved or available to Landlord under this Lease, at law or in equity, Landlord, on behalf of itself and its agents reserves the following rights, to be exercised at Landlord’s election, to inspect Tenant’s Facility at reasonable times. Landlord may enter Tenant’s Facility for said purposes and may exercise any and all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant’s use or possession of Tenant’s Facility, and without being liable in any manner to Tenant, provided that notwithstanding the foregoing, in exercising such rights, Landlord shall use reasonable efforts to prevent any material disruption to the operations of Tenant or any Subtenant in Tenant’s Facility.

ARTICLE XVI

QUIET ENJOYMENT

16.1 Quiet Enjoyment.

So long as Tenant is not in default under the covenants and agreements of this Lease, Landlord hereby covenants and agrees that Tenant’s quiet and peaceable enjoyment of Tenant’s Facility shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

ARTICLE XVII

SURRENDER

17.1 Surrender.

Upon the termination of this Lease whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Tenant’s Facility, Tenant will at once surrender and deliver up the Tenant’s Facility, together with all Tenant’s Facility and improvements thereon constructed by Tenant, to Landlord in good condition and repair, reasonable wear and tear and damage by fire or other Casualty excepted. Said improvements shall include all buildings and the plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment and other articles of personal property used in the operation of the Tenant’s Facility (as distinguished from operations incident to the business of Tenant; it being expressly understood and agreed that such articles of personal property incident to Tenant’s business shall remain the sole property of Tenant and are hereinafter referred to as “Trade Fixtures”). All additions, hardware, non-Trade Fixtures and improvements, temporary or permanent, in or upon the Tenant’s Facility belonging to Tenant shall become Landlord’s property and shall remain upon the Tenant’s Facility upon such termination of this Lease by lapse of time or otherwise, without compensation, allowance or credit to Tenant.

17.2 Removal of Tenant’s Property.

Upon the termination of this Lease by lapse of time, Tenant may remove Tenant’s Trade Fixtures; provided, however, that Tenant shall repair any injury or damage to the Tenant’s Facility which may result from such removals. If Tenant does not remove Tenant’s Trade Fixtures from the Tenant’s Facility prior to the end of the Term, however ended, Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Tenant’s Facility resulting from such removal), delivery and warehousing to Landlord on demand, or Landlord may treat such Trade Fixtures as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.

17.3 Holding Over.

Any holding over by Tenant of the Tenant’s Facility after the expiration of this Lease shall operate and be construed to be a tenancy from month to month only, at the same Rent and other charges payable hereunder immediately prior to the expiration or other termination of the

Lease or Tenant’s right to possession for the Term, provided, however, if Tenant shall retain possession of the Tenant’s Facility or any part thereof for in excess of thirty (30) days after the expiration or termination of the Term or Tenant’s right of possession thereof, whether by lapse of time or otherwise, or at the election of Landlord expressed in a written notice to Tenant, and not otherwise, such holding over shall constitute a renewal of this Lease for one (1) year at one hundred twenty-five percent (125%) of the Rent payable immediately prior to the expiration or other termination of the Lease or Tenant’s right to possession and upon all of the other covenants and agreements contained in this Lease. Nothing contained in this Section 17.3 shall be construed to give Tenant the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Tenant’s Facility.

ARTICLE XVIII

DEFAULT; REMEDIES

18.1 Default.

Tenant further agrees that any one (1) or more of the following events shall be considered events of default as said term is used herein, that is to say, if

(a) Tenant shall default in any payments of Rent or in any other payment required to be made by Tenant hereunder when due as herein provided and such default shall continue for ten (10) days after notice thereof in writing to Tenant; or

(b) Tenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant, provided, however, if such default is susceptible to cure but cannot, by the use of reasonable efforts, be cured within thirty (30) days, Landlord shall not exercise any of its remedies hereunder if and so long as (i) Tenant shall commence to cure such default within said thirty (30) day period, and (ii) thereafter Tenant is proceeding to cure such default continuously and diligently and in a manner reasonable satisfactory to Landlord; or

(c) Tenant shall abandon the Tenant’s Facility during the Term; or

(d) If any time during the Term there shall be filed by or against Tenant, or against any successor to Tenant then in possession, in any court pursuant to any petition in bankruptcy, alleging an insolvency, for reorganization, for the appointment of a receiver, or for an arrangement under the Bankruptcy Code, or if a similar type of proceeding shall be filed, and such proceeding is not dismissed within sixty (60) days; or

(e) Tenant shall file or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceedings or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension, and such proceeding is not dismissed within sixty (60) days; or

(f) Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant.

Upon the occurrence of any one (1) or more of such events of default, Landlord may at its election terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease. Upon termination of this Lease or of Tenant’s right to possession, Landlord may re-enter the Tenant’s Facility (with process of law) using such force as may be necessary, and remove all persons, fixtures, and chattels therefrom and Landlord shall not be liable for any damages resulting therefrom. Upon termination of the Lease, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Tenant’s Facility immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord the full and free right, without demand or notice of any kind to Tenant (except as hereinabove expressly provided for), to enter into and upon the Tenant’s Facility in such event (with process of law) and to repossess the Tenant’s Facility as Landlord’s former estate and to expel or remove Tenant and, except as provided in Section 1.1.1, any others who may be occupying or within the Tenant’s Facility without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer without incurring any liability for any damage resulting therefrom and without relinquishing Landlord’s right to rent or any other right given to Landlord hereunder or by operation of law. Notwithstanding anything contained herein to the contrary, Landlord shall use reasonable efforts to mitigate its damages in the event of Tenant’s default hereunder. Upon termination of the Lease, Landlord shall, subject to Landlord’s duty to mitigate such damages, be entitled to recover as damages, all Rent and other sums due and payable by Tenant on the date of termination, plus (i) an amount equal to the present value of the Rent and other sums provided herein to be paid by Tenant for the residue of the Term, less the present value of the fair rental value of the Tenant’s Facility for the residue of the Term (such present values to be computed on a per annum discount rate equal to the then current Prime Rate published in the Money Rates Section of the Wall Street Journal), and (ii) the cost of performing any other covenants to be performed by Tenant. If Landlord elects to terminate Tenant’s right to possession only, without terminating the Lease, Landlord may, at Landlord’s option, enter into the Tenant’s Facility, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as hereinabove provided, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant’s obligations to pay the Rent hereunder for the full Term or from any of its other obligations under this Lease. Subject to Landlord’s duty to mitigate its damages as aforesaid, Landlord shall relet all or any part of the Tenant’s Facility for such rent and upon terms as shall be satisfactory to Landlord (including the right to relet the Tenant’s Facility for a term greater or lesser than that remaining under the Term, and the right to relet the Tenant’s Facility as a part of a larger area, and the right to change the character or use made of the Tenant’s Facility). For the purpose of such reletting, Landlord may decorate or make any repairs, changes, alteration or additions in or to the Tenant’s Facility that may be necessary or convenient. If Landlord does not relet the Tenant’s Facility, Tenant shall continue to pay to Landlord when due the amount of the Rent, and other sums provided herein to be paid by Tenant for the remainder of the Term. If the Tenant’s Facility is relet and a sufficient sum shall not be realized from such reletting after paying all of the expenses of such decorations, repairs, changes, alterations, additions, the expenses of such reletting and the collection of the Rent accruing therefrom (including, but not by way of limitation, attorneys’ fees and brokers’ commissions), to satisfy the Rent herein provided to be paid for the remainder of the Term, Tenant shall pay to Landlord on demand the present value (as computed above) of any deficiency and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 18.1 from time to time.

18.2 Remedies Cumulative.

No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered to exclude or suspend any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given by this Lease to Landlord and may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

18.3 No Waiver.

No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or be construed, taken or held to be a waiver of any such default or any acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be construed to be a waiver of any other breach or waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. The acceptance by Landlord of any payment of Rent or other charges hereunder after the termination by Landlord of this Lease or Tenant’s right to possession hereunder shall not, in the absence of an agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant’s right to possession hereunder, as the case may be, but shall be construed as a payment on account, and not in satisfaction, of damages due from Tenant to Landlord.

18.4 Attorneys’ Fees.

In the event that either party shall be required to engage legal counsel for the enforcement of any of the terms of this Lease, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of Landlord or Tenant, the non-prevailing party shall be responsible for and shall promptly pay to the prevailing party the reasonable value of said attorneys fees, and any other expenses incurred as a result of such default.

ARTICLE XIX

MISCELLANEOUS

19.1 Fee Mortgage.

Landlord represents and warrants to Tenant that there are no existing mortgages or deeds of trust encumbering Landlord’s Facility as of the date hereof, and there will be no such mortgages or deeds of trust existing as of the Possession Date.

19.2 Estoppel Certificates.

Landlord and Tenant shall at any time and from time to time upon not less than thirty (30) days prior written request from the other party execute, acknowledge and deliver to the requesting party, in form reasonably satisfactory to such requesting party, a written statement certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that neither party is in default hereunder, the date to which the rental and other charges have been paid in advance, if any, or such other accurate certification as may reasonably be required by such requesting party. It is intended that any such statement delivered pursuant to this Section 19.2 may be relied upon by any prospective purchaser or Mortgagee, or any assignee or sublessee of Tenant and their respective successors and assigns.

19.3 Landlord’s Right to Cure.

In the event that Tenant shall fail to comply or comply with any of the terms of this Lease and such failure shall continue after the expiration of all applicable grace or cure periods, Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including but not by way of limitations, Tenant’s failure to obtain insurance, make repairs, or satisfy lien claims); and whenever Landlord so elects, all costs and expenses paid by Landlord in curing such default, including without limitation reasonable attorneys’ fees, shall be so much additional rent due on the next rent date after such payment together with interest (except in the case of said attorneys’ fees) at the lesser of (i) the highest rate then payable by Tenant in the State of Tennessee, or (ii) at the rate of ten percent (10%) per annum, from the date of the advance to the date of repayment by Tenant to Landlord.

19.4 Value Calculations.

Whenever hereunder the value of Landlord’s Facility, the Tenant’s Facility, the Building or any damage or other real property or similar valuation is required, such valuation shall, if possible, be made by agreement among Landlord, Tenant and the Leasehold Mortgagee, and, if they cannot agree, Landlord shall select an appraiser and Tenant, with the approval of the Leasehold Mortgagee, shall select an appraiser, and the two selected appraisers shall select a third appraiser, and the three such appraisers shall determine the value in question. All such appraisers shall be MAI real estate appraisers doing business in Knox County, Tennessee. Landlord and Tenant shall each pay the fees and expenses of the appraiser chosen by it and each pay one-half of the fees and expenses of the third appraiser and all other costs incurred in connection with such appraisal or valuation.

19.5 Amendments.

None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed, acknowledged and delivered by the other party, and, in the event Tenant encumbers its interest in the Tenant’s Facility, Tenant’s Mortgagee.

19.6 Notices.

All notices to or demands upon Landlord or Tenant desired or required to be given under any of the provisions hereof, shall be in writing. Any notice or demand from Landlord to Tenant shall be deemed to have been duly and sufficiently given three (3) business days after a copy thereof has been mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Landlord:	St. Mary’s Health System, Inc. 900 E. Oak Hill Avenue Knoxville, Tennessee 37917 Attn: Chief Financial Officer Facsimile: 865/545-6732

with a copy to:	David T. Lewis, Esq. Legal Counsel St. Mary’s Health System, Inc. 900 E. Oak Hill Avenue Knoxville, Tennessee 37917 Facsimile: 865/545-8049

If to Tenant:	Jefferson Equity Partners, LLC c/o Brinkman Management and Development Corporation PMB 344 977 Seminole Trail Charlottesville, Virginia 22901-2824 Attention: Norman Brinkman Facsimile: 434/293-6256

with a copy to:	Baker, Donelson, Bearman & Caldwell, P.C. 211 Commerce Street Nashville, Tennessee 37201 Attention: Kenneth P. Ezell, Jr., Esq. Facsimile: 615/744-5721

provided, however, that either Landlord or Tenant may change the location at which it receives notices to another location within the United States of America upon not less than ten days notice to the other.

19.7 Short Form Lease.

This Lease shall not be recorded, but the parties agree, at the request of either of them or Mortgagee, to execute a Memorandum of Lease or a Short Form Lease for recording, containing the name of the parties, the legal description and the Term.

19.8 Time of Essence.

Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

19.9 Relationship of Parties.

Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

19.10 Captions.

The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

19.11 Severability.

If any term or provision of this Lease shall to any extent be held invalid or unenforceable the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

19.12 Applicable Law.

This Lease shall be construed and enforced in accordance with the laws of the State of Tennessee.

19.13 Covenants Binding on Successors.

All of the covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be hold to include and apply to wherever applicable, the heirs, executors, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or Governmental Authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.

19.14 Brokerage.

Landlord and Tenant each represents and warrants that it has had no dealings with any broker or agent in connection with this Lease. Landlord and Tenant each covenants to pay, hold harmless and indemnify the other party from and against any and all cost expense or liability for any compensation commissions and charges claimed by any broker or agent with whom such party has dealt with respect to the Lease or the negotiation thereof.

19.15 Landlord Means Owner.

The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Tenant’s Facility, and in the event of any transfer or transfers of the title to such fee, and provided that such transferee shall assume each and every covenant and obligation of Landlord hereunder as of the date of the transfer of title (but not otherwise), Landlord herein named (and in case of any subsequent transfer or conveyances, the then grantor)

shall be automatically freed and relieved, from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease, shall be paid to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD: ST. MARY’S HEALTH SYSTEM, INC.

By:

Title:

TENANT: JEFFERSON EQUITY PARTNERS, LLC

By:	/s/ Norman Brinkman
Norman Brinkman

EXHIBIT A

[Intentionally Omitted]